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                                                                      EXHIBIT 12

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                    WESTFIELD AMERICA, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                DECEMBER 31, 1999
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)


                                                                               YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------------------------------
                                                               1999           1998          1997           1996           1995
                                                       -------------  ------------- -------------  ------------- --------------

Income before income taxes                                 $ 54,299       $106,188      $ 46,865       $ 24,696       $ 21,846
Add:    Minority interest in consolidated real estate
           affiliates                                         4,068          4,257         2,478          1,063              -
        Equity in income of unconsolidated real
           estate affiliates                                (9,259)         (5,949)       (3,887)        (3,707)        (4,412)
        Distributions from unconsolidated real estate
           affiliates                                         8,004          9,812        10,013         11,430         17,611
        Interest expense                                    184,496        106,852        57,472         40,233         27,916
Less:   Gain on sale of investments, net                    (1,971)        (53,895)            -              -              -
                                                       -------------  ------------- -------------  ------------- --------------

Total earnings available to cover fixed charges            $239,637       $167,265      $112,941       $ 73,715       $ 62,961
                                                       =============  ============= =============  ============= ==============

Total fixed charges-interest expensed and
   capitalized                                             $186,811       $108,410      $ 58,876       $ 41,736       $ 27,968
Total preferred stock dividends                              37,260         17,619        11,428          4,264              3
                                                       -------------  ------------- -------------  ------------- --------------
Total combined fixed charges and preferred stock
   dividends                                               $224,071       $126,029      $ 70,304       $ 46,000       $ 27,971
                                                       =============  ============= =============  ============= ==============

Ratio of earnings to fixed charges                            1.28x          1.54x         1.92x          1.77x          2.25x
                                                       =============  ============= =============  ============= ==============
Ratio of earnings to fixed charges and preferred
   stock dividends                                            1.07x          1.33x         1.61x          1.60x          2.25x
                                                       =============  ============= =============  ============= ==============

Supplemental disclosure of ratio of funds from
   operations (FFO) to fixed charges:
FFO                                                        $177,023       $140,839      $111,271       $ 75,842       $ 65,792
Interest expense                                            184,496        106,852        57,472         40,233         27,916
                                                       -------------  ------------- -------------  ------------- --------------

Adjusted FFO available to cover fixed charges              $361,519       $247,691      $168,743       $116,075       $ 93,708
                                                       =============  ============= =============  ============= ==============

Total fixed charges-interest expense                       $186,811       $108,410      $ 58,876       $ 41,736       $ 27,968
Total preferred stock dividends                              37,260         17,619        11,428          4,264              3
                                                       -------------  ------------- -------------  ------------- --------------
Total combined fixed charges and preferred
   stock dividends                                         $224,071       $126,029      $ 70,304       $ 46,000       $ 27,971
                                                       =============  ============= =============  ============= ==============

Ratio of FFO to fixed charges                                 1.94x          2.28x         2.87x          2.78x          3.35x
                                                       =============  ============= =============  ============= ==============
Ratio of FFO to fixed charges and preferred
   stock dividends                                            1.61x          1.97x         2.40x          2.52x          3.35x
                                                       =============  ============= =============  ============= ==============
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